                                                          Exhibit 4

                               CREDIT AGREEMENT




                                By and Between


                                INCONTROL, INC.

                                   Borrower,


                                      and


                              GUIDANT CORPORATION

                                    Lender,





                          Dated as of August 10, 1998


                             ____________________

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE 1   Definitions......................................................................................     1


ARTICLE 2   Loan.............................................................................................     7

 2.1    Loan.................................................................................................     7
 2.2    Interest.............................................................................................     8
 2.3    Payments.............................................................................................     8

ARTICLE 3   Conditions Precedent.............................................................................    10

 3.1    Conditions to Disbursement...........................................................................    10
 3.2    Conditions for the Benefit of the Lender.............................................................    11

ARTICLE 4   Representations and Warranties of the Borrower...................................................    11

 4.1    Due Organization.....................................................................................    11
 4.2    Capitalization.......................................................................................    11
 4.3    Requisite Power......................................................................................    12
 4.4    Authorization........................................................................................    12
 4.5    Officer Authorization................................................................................    12
 4.6    Binding Nature.......................................................................................    12
 4.7    No Conflict..........................................................................................    12
 4.8    No Event of Default..................................................................................    12
 4.9    Full Disclosure......................................................................................    12
 4.10   Merger Agreement Representations.....................................................................    12

ARTICLE 5   Affirmative Covenants............................................................................    13

 5.1    Financial Statements and Notices.....................................................................    13
 5.2    Access...............................................................................................    14
 5.3    Maintenance of Existence.............................................................................    14
 5.4    Facilities...........................................................................................    14
 5.5    Compliance with Laws.................................................................................    14
 5.6    Material Agreements..................................................................................    15
 5.7    Insurance............................................................................................    15
 5.8    Taxes and Other Liabilities..........................................................................    15
 5.9    Governmental Approvals...............................................................................    15

ARTICLE 6   Negative Covenants...............................................................................    15

 6.1    Certain Covenants of the Company.....................................................................    15
 6.2    Change of Business...................................................................................    15
 6.3    Liens and Encumbrances...............................................................................    15
 6.4    Sale-Leasebacks......................................................................................    15
 6.5    Transactions With Affiliates.........................................................................    16
 6.6    Investments..........................................................................................    16
 6.7    Obligations..........................................................................................    16

 6.8    Intellectual Property................................................................................... 16

ARTICLE 7   Events of Default................................................................................... 16

 7.1    Events of Default....................................................................................... 16
 7.2    Acceleration............................................................................................ 18

ARTICLE 8   Representations and Warranties of the Lender........................................................ 18

 8.1    Due Organization........................................................................................ 18
 8.2    Requisite Power......................................................................................... 18
 8.3    Authorization........................................................................................... 18
 8.4    Officer Authorization................................................................................... 18
 8.5    Binding Nature.......................................................................................... 19
 8.6    No Conflict............................................................................................. 19

ARTICLE 9   Miscellaneous....................................................................................... 19

 9.1    Successors and Assigns and Sale of Interests............................................................ 19
 9.2    No Implied Waiver....................................................................................... 19
 9.3    Amendments and Waivers.................................................................................. 19
 9.4    Remedies Cumulative..................................................................................... 19
 9.5    Severability............................................................................................ 19
 9.6    Costs, Expenses and Attorneys' Fees..................................................................... 20
 9.7    General Indemnification................................................................................. 20
 9.8    Confidentiality......................................................................................... 20
 9.9    Notices................................................................................................. 21
 9.10    Entire Agreement....................................................................................... 21
 9.11    Governing Law and Consent to Jurisdiction.............................................................. 22
 9.12    Publicity.............................................................................................. 22
 9.13    Counterparts........................................................................................... 22
 9.14    Headings............................................................................................... 22

                            EXHIBITS AND SCHEDULES
                            ----------------------

                             No.                Description
                             ---                -----------

                        Exhibit 2.1 (b)         Form of Note
                          Schedule I               Liens
                          Schedule II        Existing Defaults

                               CREDIT AGREEMENT


     THIS CREDIT AGREEMENT (this "Agreement") is entered into as of August 10,
                                  ---------
1998, between INCONTROL, INC., A DELAWARE CORPORATION (THE "BORROWER"), AND
                                                            --------
GUIDANT CORPORATION, AN INDIANA CORPORATION (THE "LENDER").
                                                  ------

                             W I T N E S S E T H:
                             - - - - - - - - - -

     In consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1

                                  Definitions
                                  -----------

     In addition to any terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement (such definitions being equally applicable to the singular and plural forms of the defined term):

     "Acceleration" means that the Loan (a) shall not have been paid at the
      ------------
Maturity Date, or (b) shall have become due and payable prior to its stated maturity pursuant to Section 7.2 hereof.

     "Agreement" or "Credit Agreement" means this Credit Agreement, as from time
      ---------      ----------------
to time amended, modified or supplemented.

     "Banking Day" means a day other than a Saturday or a Sunday when commercial
      -----------
banks are open for business in New York, New York.

     "Borrower" shall have the meaning specified in the heading to this
      --------
Agreement.

     "Borrowing Notice" shall have the meaning specified in Section 2.1(f)
      ----------------
hereof.

     "Business" means the design, development, manufacture and sale of
      --------
implantable atrial defibrillators and related products, including transvenous defibrillation leads and temporary defibrillation catheters.

     "Cash Equivalents" means the net current cash value of (a) obligations
      ----------------
issued or guaranteed by the United States of America; (b) certificates of deposit, bankers' acceptances and other "money market instruments" issued by any Permissible Bank; (c) open market commercial paper bearing the highest credit rating issued by Standard & Poor's Corp. or by another nationally recognized credit rating firm; (d) repurchase agreements entered into with any Permissible Bank; and (e) shares of "money market funds," each having net assets of not less than $500,000,000.

     "Change of Control" means the occurrence of any of the following events:
      -----------------

     (a) the Borrower is merged or consolidated with or into another corporation (other than as contemplated by the Merger Agreement) with the effect that the common stockholders immediately prior to such merger or consolidation hold less than fifty percent (50%) of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation;

     (b) a change in the composition of the Board of Directors of the Borrower after the date hereof (other than as contemplated by the Merger Agreement) as a result of which fewer than a majority of the incumbent directors are directors who either (i) had been directors of the Borrower 12 months prior to such change, or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of a majority of the directors who had been directors of the Borrower 12 months prior to such change and who were still in office at the time of the election or nomination;

     (c) any person or persons, entity or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall:

               (i) as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the Shares; or

               (ii) commence, or announce the intention to commence, any tender offer or exchange offer for thirty percent (30%) or more of the Shares;

     (d) The Merger Agreement shall terminate pursuant to Sections 8.1(d) or 8.1(g) thereof; or

     (e) Borrower shall enter into any agreement, including without limitation an agreement in principle, regarding any Takeover Proposal.

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Disbursement Date" means any date on which a disbursement of the Loan is
      -----------------
made. Each Disbursement Date shall be on the date designated in a written notice from the Borrower to the Lender; provided, however, that the Lender shall
                                        --------  -------
not be required to make any disbursement if the conditions thereto are not satisfied.

     "Dollars" and "$" mean United States Dollars.
      -------       -

     "Effective Date" means the date of this Agreement.
      --------------

     "Environmental Claim" means all claims, however asserted, by any
      -------------------
Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief.

     "Environmental Laws" means any Governmental Requirement pertaining to land
      ------------------
use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter; including without limitation, the following laws as the same may be amended from time to time:

     (1)  Clean Air Act (42 U.S.C. Section 7401, et seq.);
                                                 -- ---

     (2)  Clean Water Act (33 U.S.C. Section 1251, et seq.);
                                                   -- ---

     (3)  Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et
                                                                          --
          seq.);
          ---

     (4) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.);
                                   -- ---

     (5)  Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.);
                                                           -- ---

     (6)  Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.);
                                                                -- ---

     (7)  Rivers and Harbors Act (33 U.S.C. Section 401, et seq.);
                                                         -- ---

     (8)  Endangered Species Act (16 U.S.C. Section 1531, et seq.);
                                                          -- ---

     (9)  Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.).
                                                                     -- ---

     "Event of Default" shall have the meaning set forth in Article 7 hereof.
      ----------------

     "Fully Diluted Common Equity" means the number of shares of the Borrower's
      ---------------------------
common stock that would be outstanding assuming the exercise or conversion of all outstanding options, warrants, convertible securities and any other rights to acquire common stock.

     "GAAP" means generally accepted accounting principles set forth in the
      ----
pronouncements of the Financial Accounting Standards Board applied on a consistent basis or in such other statements, opinions or interpretive releases by such other entities as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall have the meaning given to it under GAAP.

     "Governmental Approvals" means any consent, right, exemption, concession,
      ----------------------
permit, license, authorization, certificate, order, franchise, determination or approval of any federal, state, provincial, municipal or governmental department, commission, board, bureau, agency or instrumentality required for the ownership of, or activities of the Borrower or any other Person in connection with, the business, assets and properties of the Borrower.

     "Governmental Authority" means any nation or government, any state,
      ----------------------
province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Governmental Requirements" means all legal requirements in effect from
      -------------------------
time to time including all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, certificates, orders, franchises, determinations, approvals, notices, demand letters, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, and all instruments of record, foreseen or unforeseen, ordinary or extraordinary, including but not limited to any change in any law, regulation or the interpretation thereof by any foreign or domestic governmental or other authority (whether or not having the force of law), relating now or at any time heretofore or hereafter to the business or operations of the Borrower or to any of the property owned, leased or used by the Borrower, including, without limitation, the development, design, construction, acquisition, start-up, ownership and operation and maintenance of property.

     "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous
      -------------------
substance, material, constituent or waste as such terms are defined in or pursuant to any Environmental Law.

     "Incipient Default" shall have the meaning set forth in Section 3.1(c)
      -----------------
hereof.

     "Indebtedness" means (a) any obligation for borrowed money; (b) any
      ------------
obligation evidenced by bonds, debentures, notes or other similar instruments;
(c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any capitalized lease obligation; (e) any obligation or liability secured by a lien on any asset of the Borrower, whether or not such obligation or liability is assumed; and (f) any other long-term obligation or liability which is required by GAAP to be shown as part of the liabilities on a balance sheet; provided, however, that
                                                     --------  -------
Indebtedness shall not mean obligations incurred in connection with (x) the acquisition of equipment which is less than or equal to (A) if a Loan Extension Event has occurred, two million Dollars ($2,000,000) or (B) if no Loan Extension Event has occurred, one million Dollars ($1,000,000), in each case in the aggregate at any time outstanding or (y) any judgment, order or decree that does not constitute an Event of Default pursuant to Section 7.1(e) hereof.

     "Insolvency Proceeding" means (a) any case, action or proceeding before any
      ---------------------
court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; and (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement.

     "Intellectual Property" has the meaning specified in the Merger Agreement.
      ---------------------

     "Investment," as applied to any party, means any direct or indirect
      ----------
ownership or purchase or other acquisition by that party of any capital stock, equity interest, obligations or other securities, or a beneficial interest in any capital stock, equity interest, obligations, or all or substantially all assets used to conduct a business or a line of business, or any direct or indirect loan, or capital contribution by that party to any other party, or any joint venture or other arrangement involving the sharing of profits or losses from joint business activities.

     "Lender" shall have the meaning specified in the heading of this Agreement.
      ------

     "Lien" means any mortgage, deed of trust, pledge, hypothecation,
      ----
assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing; provided, however, that Lien shall
                                           --------  -------
not mean liens created in connection with the acquisition of equipment which secure obligations less than or equal (A) if a Loan Extension Event has occurred, two million Dollars ($2,000,000) or (B) if no Loan Extension Event has occurred, one million Dollars ($1,000,000), in each case in the aggregate at any time outstanding.

     "Loan" shall have the meaning set forth in Section 2.1(a) hereof.
      ----

     "Loan Documents" means this Agreement and the Note and all agreements,
      --------------
instruments and documents (including, without limitation, if any, security agreements, loan agreements, notes, fee agreements, guaranties, mortgages, deeds of trust, subordination agreements, pledges, assignments of intellectual property, powers of attorney, consents, assignments, contracts, notices, leases, financing statements, letter of credit applications, reimbursement agreements, certificates, statements, reports and notices and all other writings) heretofore, now or hereafter executed by, on behalf of or for the benefit of the Borrower and delivered to the Lender pursuant to or in connection with this Agreement or the transactions contemplated hereby, together with all amendments, modifications and supplements thereto.

     "Loan Extension Event" shall have the meaning set forth in Section 2.1(e)
      --------------------
hereof.

     "Material Adverse Change" means a material adverse change in the business,
      -----------------------
assets, prospects, operations, or financial condition of the Borrower and its subsidiaries considered as a whole.

     "Material Adverse Effect" means a material adverse effect on the business,
      -----------------------
assets, prospects, operations, or financial condition of the Borrower and its subsidiaries considered as a whole.

     "Maturity" means the date on which the Loan or any portion thereof becomes
      --------
due and payable whether as stated, by virtue of mandatory prepayment, by acceleration or otherwise.

     "Maturity Date" means, subject to Section 2.1(e), February 10, 1999.
      -------------

     "Merger Agreement" means that certain Agreement and Plan of Merger, dated
      ----------------
August 10, 1998, by and among Borrower, Lender and Pegasus Acquisitions Corp., a Delaware corporation and a wholly-owned subsidiary of Lender.

     "Monthly Disbursement Limit" has the meaning specified in Section 2.1(a),
      --------------------------
subject to Section 2.1(d).

     "Monthly Disbursement Limit Increase Event" means, with respect to a
      -----------------------------------------
calendar month, the occurrence of any of the following events:

     (a) the Borrower has paid or is obligated to make a payment to a holder of Series B Stock to redeem within such calendar month the Series B Stock of such holder in accordance with the terms of the Certificate of Designations of the Series B Stock;

     (b) the Borrower has paid or is obligated to make a payment within such calendar month to any taxing authority of any tax (i) imposed on any amount other than operating income and (ii) not normally and customarily incurred in the ordinary course of business; or

     (c) any fees and expenses of Goldman, Sachs & Co. as financial advisor to the Borrower in connection with the transactions contemplated by the Merger Agreement shall be paid or become due and payable within such calendar month, in accordance with the terms of an engagement letter (a copy of which has been made available to Lender), provided that a Monthly Disbursement Limit Increase Event shall not include any payment of additional fees and expenses to Goldman, Sachs & Co. in accordance with the terms and conditions of any amendment or modification of such engagement letter unless Lender has consented to such amendment or modification.

     "Monthly Disbursement Limit Increase Event Payment" shall mean, with
      -------------------------------------------------
respect to a Monthly Disbursement Limit Increase Event, any payment the Borrower has made or is obligated to make as a result of the occurrence of such Monthly Disbursement Limit Increase Event.

     "Note" has the meaning specified in Section 2.1(b).
      ----

     "Obligations" means all loans, advances, debts, liabilities, obligations,
      -----------
covenants and duties owing, to the Lender by the Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under any Loan Document, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

     "Permissible Bank" means any bank or trust company organized under the laws
      ----------------
of the United States of America or any state thereof and having capital and surplus of an aggregate amount not less than $500,000,000.

     "Permitted Encumbrances" means: (a) liens arising in connection with
      ----------------------
worker's compensation and unemployment insurance; (b) any lien existing or arising by operation of law in the ordinary course of business, such as a "banker's lien" or similar right of offset; (c) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (d) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default hereunder; (e) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title or similar encumbrances affecting real property not interfering in any material respect with the ordinary conduct of business; (f) liens in favor of customs and revenue authorities arising in the ordinary course of business; (g) liens (including a lien consisting of the rights of a lessor under a sale-leaseback transaction) created in connection with the acquisition of equipment, which liens secure obligations not in excess of (A) if a Loan Extension Event has occurred, two million Dollars

($2,000,000) or (B) if no Loan Extension Event has occurred, one million Dollars ($1,000,000), in each case in the aggregate at any time outstanding; (h) liens securing Indebtedness, which liens secure Indebtedness not in excess of (A) if a Loan Extension Event has occurred, two million Dollars ($2,000,000) or (B) if no Loan Extension Event has occurred, one million Dollars ($1,000,000), in each case in the aggregate at any time outstanding; and (i) those liens outstanding as of the date hereof and set forth on Schedule I hereto.

     "Person" means any individual, corporation, partnership, limited liability
      ------
company, trust, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

     "Series B Stock" has the meaning specified in the Merger Agreement.
      --------------

     "Shares" has the meaning specified in the Merger Agreement.
      ------

     "Takeover Proposal" has the meaning specified in the Merger Agreement.
      -----------------

                                   ARTICLE 2

                                     Loan
                                     ----

     2.1  Loan.
          ----
               (a)  Loan.  Subject to all of the terms and conditions of this
                    ----
Agreement, Lender agrees to make a loan (the "Loan") to the Borrower in the
                                              ----
amount of ten million Dollars ($10,000,000) to be governed by the terms and conditions of, and repaid in accordance with, this Agreement. Disbursement amounts shall be in multiples of one hundred thousand Dollars ($100,000). Subject to the satisfaction of applicable conditions set forth in Article 3 hereof, the Loan shall be disbursed to the Borrower as follows: up to three million Dollars ($3,000,000) shall be disbursed on the first Disbursement Date and any subsequent Disbursement Date. Subject to Section 2.1(d), in no event shall the Lender be obligated to disburse to the Borrower more than three million Dollars ($3,000,000) in any calendar month (the "Monthly Disbursement
                                                         --------------------
Limit"). Subject to Section 2.1(e), in no event shall the Lender be obligated to
-----
disburse to the Borrower more than ten million Dollars ($10,000,000) in total. In addition, no more than two Disbursement Dates shall occur in any calendar month. The Borrower shall use the proceeds of the Loan solely for the general corporate purposes of the Business. Amounts prepaid in respect of the Loan (whether repaid when due or prepaid) may not be reborrowed.

               (b)  Note.  The Borrower's obligation to the Lender to repay the
                    ----
Loan shall be evidenced by a promissory note of the Borrower (the "Note") in the
                                                                   ----
form attached hereto as Exhibit 2.1(b).

               (c)  Disbursement.  Upon the prior or contemporaneous
                    ------------
satisfaction of all the applicable conditions precedent set forth in Article 3 hereof, or waiver by the Lender of any conditions not so satisfied, the Lender shall disburse the proceeds of each disbursement of the Loan to the Borrower (or to such other Person as the Borrower may designate in writing) by wire transfer of immediately available funds to such bank account as is specified in writing by Borrower to

Lender. Such disbursement shall be made on such date as is specified in the Borrowing Notice, which date shall not be earlier than five (5) Banking Days following such notice.

               (d)  Increases in Monthly Disbursement Limit.  If, at any time, a
                    ---------------------------------------
Monthly Disbursement Limit Increase Event occurs, then the Monthly Disbursement Limit for the calendar month in which such Monthly Disbursement Limit Increase Event occurs shall be increased to an amount which is the sum of (x) three million Dollars ($3,000,000) and (y) the amount of any Monthly Disbursement Limit Increase Event Payment; provided, however, and subject to Section 2.1(e), that in no event shall the total amount required to be disbursed by Lender to the Borrower exceed ten million Dollars ($10,000,000) in total.

               (e)  Lender's Breach of Merger Agreement.  If the Lender shall at
                    -----------------------------------
any time breach in any material respect or fail to perform in any material respects any of its covenants or other agreements contained in the Merger Agreement (a "Loan Extension Event"), then (i) the total amount required to be
              --------------------
disbursed by Lender hereto shall be increased to fifteen million Dollars ($15,000,000) and (ii) the Maturity Date shall be one year from the date hereof.

               (f)  Borrowing Notice.  The Borrower shall provide the Lender
                    ----------------
with at least five (5) Banking Days' written notice of a requested disbursement (a "Borrowing Notice"), which notice shall include, if applicable, notification
    ----------------
that a Monthly Disbursement Limit Increase Event has occurred and providing a reasonably detailed calculation of the amount of any Monthly Disbursement Limit Increase Event Payment. Borrower shall provide Lender with reasonable access to all information reasonably needed by Lender to verify that a Monthly Disbursement Limit Increase Event has occurred and the amount of the Monthly Disbursement Limit Increase Event Payment related to such Monthly Disbursement Limit Increase Event, and the Lender shall not be required to disburse any funds pursuant hereto until the Lender has verified to its reasonable satisfaction such facts and amount.

     2.2  Interest.
          --------

               (a)  Interest.  Subject to the immediately succeeding sentence,
                    --------
the outstanding principal amount of the Loan shall bear interest at a rate per annum equal to seven percent (7.00%). Upon the occurrence and during the continuation of an Incipient Default or an Event of Default, the outstanding principal amount of the Loan shall, to the extent permitted by applicable law, bear interest at a rate equal to the applicable rate provided above plus two percent (2.00%) per annum. Interest shall be payable as set forth in Section 2.3(a) below.

               (b)  Computation of Interest.  Interest shall be computed for the
                    -----------------------
actual number of days elapsed on the basis of a year consisting of 360 days. Payments.

               (a)  Interest Payments.  Interest accrued in respect of the Loan
                    -----------------
shall be added to the outstanding principal amount thereof as of the last day of each calendar month. The Lender and the Borrower acknowledge that the outstanding principal amount may thereby exceed ten million Dollars ($10,000,000) by an amount equal to the aggregate amount of accrued interest that is added to outstanding principal. On the Maturity Date, Borrower shall pay Lender all interest then accrued and not so added to the principal balance of the Loan.

               (b)  Loan Payment.  The Borrower shall repay the entire
                    ------------
outstanding principal amount of the Loan in full on the Maturity Date.

               (c)  Optional Prepayment.  The Borrower may at any time prepay
                    -------------------
the entire outstanding principal amount of the Loan or any portion thereof; provided that (i) all accrued interest on the amount so prepaid shall be paid in
--------
full and (ii) in the case of a prepayment of less than the entire outstanding principal amount of the Loan, the principal amount outstanding after such prepayment shall be an integral multiple of one hundred thousand Dollars ($100,000). If the Borrower prepays the outstanding principal amount of the Loan in full, the Lender shall not be obligated to make any further disbursements under this Agreement.

               (d)  Prepayment for Sale of Assets.  The Borrower shall repay the
                    -----------------------------
outstanding principal amount of the Loan in its entirety plus all interest accrued to the date of prepayment immediately upon the occurrence of a sale, lease, exchange or transfer of all or substantially all of the assets of the Borrower, and in such event the Lender shall have no further obligation to make any further disbursements under this Agreement.

               (e)  Change of Control-Repayment.  Upon the occurrence of a
                    ---------------------------
Change of Control, the Borrower shall immediately notify the Lender in writing of such occurrence and offer to pay to the Lender the outstanding principal amount of the Loan plus all interest accrued to date. The Lender shall have the option of requiring the Borrower to repay the Loan in accordance with this
Section 2.3(e) by giving the Borrower written notice to such effect. The Borrower shall repay such amounts within one (1) Banking Day after the Lender's notice.

               (f)  Payments by the Borrower.  All payments (including
                    ------------------------
prepayments) to be made by the Borrower on account of Principal and interest shall be made without set-off or counterclaim and shall be made to the Lender by wire transfer in Dollars and in immediately available funds to Lender's Account No. 102-7141, at Mellon Bank, located in Pittsburgh, Pennsylvania, A.B.A. No. 0430-0026-1 no later than 12:00 noon (Eastern Standard Time) of the Banking Day on which payment is due. Any payment which is received by the Lender later than 12:00 noon (Eastern Standard Time) shall be deemed to have been received on the immediately succeeding Banking Day. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest.

               (g)  Offset.  In addition to and not in limitation of all rights
                    ------
of offset that the Lender may have under applicable law, Lender, upon the occurrence and during the continuance of an Acceleration, shall have the right to appropriate and apply to the payment of all Obligations any and all amounts that Lender may owe Borrower for any reason. Lender agrees promptly to notify the Borrower after any such offset and application; provided, however, that the
                                                    --------  -------
failure to give such notice shall not affect the validity of such offset and application. The rights of Lender under this Section 2.3(h) are in addition to the other rights and remedies which the Lender may have.

                                   ARTICLE 3

                             Conditions Precedent
                             --------------------

3.1    Conditions to Disbursement.
       ---------------------------

          (a) The obligation of the Lender to make the first disbursement of the Loan shall be subject to the prior or contemporaneous satisfaction of each of the following conditions:

          (i)   Delivery of Documents.  The Note shall have been duly executed
                ---------------------
          and delivered to the Lender;

          (ii)  Certificate of Secretary. The Lender shall have received, dated
                ------------------------
          and in full force and effect as of the date of the first Disbursement Date, a certificate of the Secretary or an Assistant Secretary of the Borrower as to authorization of the execution, delivery and performance of this Agreement and all of the other Loan Documents by the Borrower; and

          (iii) Legal Opinion.  The Lender shall have received an opinion of
                -------------
          counsel to the Borrower, in form and substance satisfactory to the Lender and its counsel, as to the enforceability of this Agreement and the other Loan Documents (to the extent applicable) and as to such other matters as the Lender and its counsel may reasonably request.

          (b) The obligation of the Lender to make each disbursement of the Loan, including the first disbursement thereof, shall be subject to the prior or contemporaneous satisfaction of each of the following conditions:

          (i)   Reports, Certificates and Other Information. The Lender shall
                -------------------------------------------
          have received the following, dated and in full force and effect on each of the respective Disbursement Dates:

                (A) a certificate, signed by an authorized officer of the Borrower, stating (x) that the representations and warranties contained in Article 4 hereof are then accurate and complete in all material respects as though made on and as of such date and (y) that there has then occurred no Event of Default or Incipient Default which is continuing; and

                (B) such other instruments or documents as the Lender may reasonably request relating to the existence and good standing of the Borrower or to the corporate authorization by the Borrower for the execution, delivery and performance of this Agreement or any of the other Loan Documents.

          (ii)  No Existing Default.  No Event of Default or Incipient Default
                -------------------
          shall exist on the respective Disbursement Date or after giving effect to the transactions contemplated to take place hereunder on such date;

          (iii) Representations and Warranties Correct.  The representations and
                --------------------------------------
          warranties set forth in Article 4 hereof shall be true and correct in all material respects on and as of the respective Disbursement Date, and after giving effect to the transactions contemplated to occur on such date;

          (iv)  Cash Balances.  The Lender shall have received a certificate of
                -------------
          the principal financial officer of the Borrower in form and substance satisfactory to the Lender stating that as of the close of the second Banking Day prior to the respective Disbursement Date, the aggregate amount of cash and Cash Equivalents of the Borrower and its subsidiaries on a consolidated basis does not exceed four million Dollars ($4,000,000); and

          (v)  Other Documents.  The Lender shall have received any other
               ---------------
          document, instrument, undertaking or certificate stated in any of the Loan Documents to be delivered on the Disbursement Date or as the Lender may reasonably request.

     3.2    Conditions for the Benefit of the Lender. The conditions set forth
            ----------------------------------------
in this Article 3 are for the exclusive benefit of the Lender and may be waived, for purposes of this Agreement, only by a written waiver declaration signed by the Lender.

                                   ARTICLE 4

                Representations and Warranties of the Borrower
                ----------------------------------------------

     In order to induce Lender to enter into or become party to this Agreement and to make the Loan, the Borrower makes the following representations and warranties to the Lender:

4.1    Due Organization.  The Borrower is a corporation duly organized, validly
       ----------------
existing and in good standing under the laws of the State of Delaware. The Borrower is duly licensed or qualified to conduct business and in good standing in each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing or qualifications necessary, except as to jurisdictions where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.2    Capitalization.
       --------------

          (a) The corporate charter or certificate of incorporation and all amendments thereto for the Borrower have been duly filed and are in proper order. All of the outstanding capital stock of the Borrower has been validly issued in compliance with all federal and state securities laws and is fully paid and nonassessable.

          (b) As of each Disbursement Date, the Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock other than the Borrower's obligation to redeem the Series B Stock in accordance with the terms of the Certificate of Designations of the Series B Stock and as contemplated by the Merger Agreement.

     4.3  Requisite Power.  The Borrower has all requisite corporate or other
          ---------------
legal power and all Governmental Approvals necessary to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Borrower has all requisite power to borrow the sums provided for in this Agreement and to execute, deliver, issue and perform this Agreement and the Note.

     4.4  Authorization.  All corporate action on the part of the Borrower and
          -------------
its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Note and the other Loan Documents has been duly taken and is in full force and effect.

     4.5  Officer Authorization.  Each authorized officer of the Borrower
          ---------------------
executing this Agreement or any of the other Loan Documents is (as of the date of such execution) duly and properly in office and fully authorized to execute and deliver the same.

     4.6  Binding Nature.  This Agreement, the Note and each of the other Loan
          --------------
Documents is, or upon the execution and delivery thereof will be, a legal, valid and binding obligation of the Borrower, and in full force and effect and enforceable in accordance with its respective terms, except for the effect of applicable laws regarding bankruptcy or insolvency or similar laws affecting creditors' rights generally and by general principles of equity relating to enforceability.

     4.7  No Conflict.  Neither the execution nor delivery of this Agreement,
          -----------
the Note or any of the other Loan Documents nor fulfillment of nor compliance with the terms and provisions hereof or thereof will (a) conflict with or result in a breach of any Governmental Requirement, or of any agreement or instrument binding upon the Borrower, where such conflict or breach is reasonably likely to have a Material Adverse Effect, or conflict with or result in a breach of any provision of the corporate charter or by-laws of the Borrower, or (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any property of the Borrower pursuant to any such agreement or instrument, except pursuant to or as contemplated by this Agreement or any other Loan Documents. No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required to be obtained or made by the Borrower, for the due execution, delivery and performance by the Borrower of this Agreement, the Note or any of the other Loan Documents or for the validity or enforceability thereof.

     4.8  No Event of Default.  No Event of Default or Incipient Default has
          -------------------
occurred and is continuing or would result from the execution of this Agreement.

     4.9  Full Disclosure.  None of the representations or warranties made by
          ---------------
the Borrower in the Loan Documents as of the date of such representations and warranties contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     4.10 Merger Agreement Representations.  The representations and warranties
          --------------------------------
contained in Sections 4.5 through 4.20 of the Merger Agreement (including the defined terms used therein) are incorporated by reference herein in their entirety, as if set forth herein in their entirety.

                                   ARTICLE 5

                             Affirmative Covenants
                             ---------------------

     The Borrower covenants and agrees that so long as any Obligation is outstanding it will comply with and, if applicable, cause any of its subsidiaries to comply with the following provisions:

     5.1  Financial Statements and Notices.  The Borrower shall furnish to the
          --------------------------------
Lender the following financial statements, information and notices:

               (a) Within forty-five (45) days after the close of the first three quarters of Borrower's fiscal year, commencing with the fiscal quarter ending September 30, 1998, for the Borrower and its subsidiaries on a consolidated basis: (i) a statement of cash flows for such quarter; (ii) an income statement for such quarter; and (iii) a balance sheet as of the end of such quarter. All such statements shall be prepared on a consolidated and consolidating basis for the Borrower and its subsidiaries, in reasonable detail, subject to year-end audit adjustments and without footnotes, shall include appropriate comparisons to the same period for the prior year, and shall be certified by the principal financial officer of the Borrower to have been prepared in accordance with GAAP consistently applied, subject to year-end audit adjustments;

               (b) Within ninety (90) days after the close of Borrower's fiscal year, commencing with the fiscal year ending December 31, 1998 a copy of the annual audit report for such year for the Borrower, including for the Borrower and its subsidiaries on a consolidated basis (i) a statement of stockholders' equity for such fiscal year; (ii) a statement of cash flows for such fiscal year, (iii) an income statement for such fiscal year, and (iv) a balance sheet as of the end of such fiscal year, together with like internal unaudited consolidating financial statements for the Borrower and its subsidiaries. All statements required by this Section 5.1(b) shall include appropriate comparisons to the prior year. Such consolidated financial statements shall be audited by an independent certified public accounting firm and shall include a report of such accounting firm, which report shall be unqualified as to the Borrower's status as a going concern and as to the scope of the audit performed by such accounting firm and shall state that such financial statements fairly present in all material respects the financial position of the Borrower and its subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP, consistently applied;

               (c) Promptly after they are sent, made available or filed, copies of all reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower may file with the Securities and Exchange Commission;

               (d) Promptly, but in no event later than five (5) Banking Days after the principal financial officer of the Borrower obtains knowledge of the occurrence of an Event of Default or an Incipient Default, provide the Lender with a statement of an authorized officer of the Borrower setting forth details of such Event of Default or Incipient Default and the action which the Borrower proposes to take with respect thereto;

               (e) Promptly but in no event later than five (5) Banking Days after the principal financial officer of the Borrower learns thereof, written notice of any actual or threatened claims, litigation, suits, investigations, or proceedings against or affecting the Borrower, including, without limitation:
(i) any claim, litigation, suit, investigation, proceeding or dispute involving a monetary amount, whether or not covered by insurance, in excess of one million Dollars ($1,000,000), (ii) any denial, suspension, or revocation of any material Governmental Approval; (iii) any investigation or proceeding before or by any Governmental Authority which is reasonably likely to have a Material Adverse Effect; (iv) any Environmental Claim from any person concerning any alleged violation of any Environmental Law by the Borrower or any of its predecessors which is reasonably likely to either (x) have a Material Adverse Effect or (y) result in a liability to the Borrower, whether or not insured, in excess of one million Dollars ($1,000,000); or (v) the commencement of any investigation by any Government Authority, or the receipt by the Borrower of written request by any Government Authority for information, relating to the handling, storage or disposal of any Hazardous Substance, or the release thereof into the environment, by the Borrower, or any of its predecessors, or any other Person, which investigation or request is other than routine; and

               (f) Within a reasonable time after a request therefor, such other information as the Lender may reasonably request.

     Each notice pursuant to this Section 5.1 (d), (e) or (f) shall be accompanied by a written statement by an authorized officer of the Borrower setting forth details of the occurrence referred to therein known to such officer and stating what action the Borrower proposes to take with respect thereto.

     5.2  Access.  The Borrower shall permit the Lender, at such reasonable
          ------
times and intervals as the Lender may designate upon reasonable notice, at its own expense by and through the representatives and agents of the Lender, to inspect, audit and examine its books and records, to make copies thereof, to discuss its affairs, finances and accounts with its officers and independent public accountants, and to visit and inspect its properties.

     5.3  Maintenance of Existence.  The Borrower and each of its subsidiaries
          ------------------------
shall preserve and maintain their respective corporate existences and all of their material licenses, privileges and franchises and other rights necessary or desirable in the normal course of their businesses.

     5.4  Facilities.  The Borrower and its subsidiaries shall use commercially
          ----------
reasonable efforts to keep the properties used in their respective businesses in good repair, working order and condition, and from time to time shall use commercially reasonable efforts to make necessary repairs or replacements thereto so that their property shall be maintained adequately for its intended use. The foregoing notwithstanding, the Borrower may dispose of obsolete and unneeded property.

     5.5  Compliance with Laws.  The Borrower and its subsidiaries shall use
          --------------------
commercially reasonable efforts to comply in all respects with all Governmental Requirements, except where the failure to do so could not in the aggregate have a Material Adverse Effect.

     5.6  Material Agreements.  The Borrower and its subsidiaries shall use
          -------------------
commercially reasonable efforts to comply in all material respects with the terms of each agreement to which any of them is a party.

     5.7  Insurance.  The Borrower and its subsidiaries shall maintain in full
          ---------
force and effect insurance of such types and in such amounts as are customarily carried in their respective lines of business, including, but not limited to, fire, public liability, property damage, hazard insurance, products liability and workers' compensation insurance.

     5.8  Taxes and Other Liabilities.  The Borrower and its subsidiaries shall
          ---------------------------
pay and discharge when due any and all indebtedness, obligations, liabilities, assessments and real and personal property taxes, including, but not limited to, federal and state income and personal and real property taxes, except as may be subject to good faith contest or as to which a bona fide dispute may arise; provided, however, that an adequate reserve therefor is made in accordance with
--------  -------
GAAP.

     5.9  Governmental Approvals.  The Borrower and its subsidiaries shall use
          ----------------------
commercially reasonable efforts to apply for, diligently pursue, and obtain or cause to be obtained, and shall thereafter maintain in full force and effect all material Governmental Approvals that shall now or hereafter be necessary under any Governmental Requirement (a) for land use, public and employee health and safety, pollution or protection of the environment and (b) for the operation of the business of the Borrower and the subsidiaries, except where the failure to obtain or maintain such Governmental Approval would not have a Material Adverse Effect.


                                   ARTICLE 6

                              Negative Covenants
                              ------------------

     The Borrower covenants and agrees that so long as any Obligation is outstanding and the Lender has not failed to make a disbursement of the Loan which Lender was required to make, the Borrower will comply with and, if applicable, cause any of its subsidiaries to comply with, the following provisions:

     6.1  Certain Covenants of the Company.  The Borrower shall not, directly or
          --------------------------------
indirectly, take (and shall cause its subsidiaries not to take) any of the actions contemplated by Section 6.1 of the Merger Agreement.

     6.2  Change of Business.  The Borrower shall not engage in any business
          ------------------
other than the Business.

     6.3  Liens and Encumbrances.  The Borrower shall not, and shall not allow
          ----------------------
any of its subsidiaries to, create, incur, assume, or permit to exist any Lien of any kind upon any of the property or assets of the Borrower or such subsidiary now owned or hereafter acquired, including, without limitation, any Intellectual Property, other than Permitted Encumbrances,.

     6.4  Sale-Leasebacks.  Neither the Borrower nor any of its subsidiaries
          ---------------
shall enter into or become liable in connection with any sale-leaseback transaction, except for a sale-leaseback in connection with which the property subject thereto is subject to a Permitted Encumbrance.

     6.5  Transactions With Affiliates.  Except on terms no less favorable to
          ----------------------------
the Borrower than would be obtainable if no such relationship existed, Borrower shall not purchase, acquire or lease any property from, or sell, transfer or lease any property to, or loan or advance money to, or otherwise deal with any affiliate or subsidiary.

     6.6  Investments.  Neither the Borrower nor any of its subsidiaries shall
          -----------
make or permit to remain outstanding any Investment, except (a) Investments by the Borrower in its subsidiaries; (b) investment-grade debt securities having a term not longer than one (1) year; (c) certificates of deposit issued by a Permissible Bank and having a term not longer than one (1) year; (d) Investments received in the settlement of any debt owing to the Borrower or any of its subsidiaries, where such debt was incurred in the ordinary course of business;
(e) other Investments not to exceed one hundred thousand Dollars ($100,000) in the aggregate at any time outstanding; and (f) other Investments in connection with a bona fide acquisition, joint venture or other business relationship;
       ---- ----
provided such sale or other issuance is in furtherance of the Business and does
--------
not result in the issuance of securities representing ten percent (10%) or more of Fully Diluted Common Equity immediately prior to such sale or other issuance.

     6.7  Obligations.
          -----------

               (a) Neither the Borrower nor any of its subsidiaries shall enter into or otherwise become liable in connection with any contracts, agreements or understandings which, individually or in the aggregate, obligate the Borrower or any of its subsidiaries to pay or otherwise give consideration which is equal to or greater than (A) if a Loan Extension Event has occurred, two million Dollars ($2,000,000) or (B) if no Loan Extension Event has occurred, one million Dollars ($1,000,000), in each case per year.

               (b) Borrower shall not make any grants or gifts to any person or enter into any commitments to do the same.

     6.8  Intellectual Property. Neither the Borrower nor any of its
          ---------------------
subsidiaries shall sell, assign, transfer, convey or grant any license or any other right in or to any Intellectual Property.


                                   ARTICLE 7

                               Events of Default
                               -----------------

     7.1  Events of Default.  Each of the following shall constitute an Event of
          -----------------
Default under this Agreement:

               (a)  Principal Payments.  The Borrower shall fail to pay when due
                    ------------------
(whether due when scheduled or as a result of a mandatory prepayment) any payment of principal or premium in respect of the Loan;

               (b)  Interest and Other Payments.  The Borrower shall fail to pay
                    ---------------------------
when due any payment of interest or other sum payable hereunder or under any of the other Loan Documents or in the Merger Agreement and continuance of such default for fifteen (15) Banking Days after notice thereof to the Borrower from the Lender;

               (c)  Other Covenants and Loan Agreements. The Borrower shall
                    -----------------------------------
default in the performance of any of its respective agreements set forth in any provision herein, in any of the other Loan Documents or in the Merger Agreement (and not constituting an Event of Default under any of the other clauses of this Section 7.1), such default shall continue for thirty (30) days after notice thereof to the Borrower from the Lender, and with respect to those covenants contained in Article 5 only, such default shall have a Material Adverse Effect;

               (d)  Representations and Warranties.  Any representation or
                    ------------------------------
warranty contained in Section 4 hereof or certification pursuant to Section 3.2(b)(i) or 5.1 made by the Borrower, any officer of the Borrower or in the Merger Agreement, shall be untrue in any material respect, in any case on any date as of which the facts set forth are stated or certified;

               (e)  Judgments.  Any final judgment, order or decree shall be
                    ---------
rendered against the Borrower in an amount equal to or greater than five hundred thousand Dollars ($500,000), and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, unless such judgment, order or decree shall, within such 30-day period, be vacated or discharged (other than by satisfaction thereof);

               (f)  Cross-Default.  Other than as set forth on Schedule II
                    -------------
hereto, the Borrower shall (i) fail to pay when due, by stated maturity, acceleration or otherwise, any Indebtedness for borrowed money of, or any guaranty of Indebtedness for borrowed money by, the Borrower (not arising hereunder or under any of the other Loan Documents) outstanding in aggregate principal amount greater than five hundred thousand Dollars ($500,000), and such failure continues after the applicable grace period, if any, specified in the document relating thereto, or (ii) fail to perform or observe (subject to any applicable grace period) any agreement, covenant or condition with respect to any such Indebtedness or guaranty if the effect of such failure is to accelerate the maturity of any such Indebtedness or to permit the holder or holders of any such Indebtedness or guaranty, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or to call upon such guaranty in advance of nonpayment of the guaranteed Indebtedness;

               (g)  Insolvency.  An Insolvency Proceeding (whether voluntary or
                    ----------
involuntary) shall be commended against the Borrower or any subsidiary of the Borrower; or the Borrower or any subsidiary of the Borrower shall file a petition initiating or shall otherwise institute any similar Insolvency Proceeding under any other applicable federal or state law, or shall consent thereto; or the Borrower or any subsidiary of the Borrower shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or the Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors; or the Borrower or any subsidiary of the Borrower shall admit in writing its inability to pay its debts generally as they become due; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of the Borrower or any subsidiary of the Borrower under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding shall be commenced against the Borrower or any subsidiary of the Borrower under any other applicable federal or state law, and (i) the petition commencing the involuntary case is not timely controverted; or (ii) the petition commencing the involuntary case is not dismissed within forty-five (45) days of its filing; or (iii) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of the debtor; or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over the debtor, or of all or any part of the property of any of the foregoing, shall have been entered; or any other similar relief shall be granted against the Borrower or any subsidiary of the Borrower, under any applicable federal or state law; or

               (h)  Invalidity of Loan Documents.  Any of the Loan Documents
                    ----------------------------
shall cease for any reason to be in full force and effect and the Lender shall be substantially deprived of any of its rights under the Loan Documents or any party thereto (other than Lender) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof.

     7.2  Acceleration.  If any Event of Default described in Section 7.1(g)
          ------------
hereof shall occur, the Note and all other Obligations shall become immediately due and payable, all without notice of any kind, and the Lender shall have no further obligation to make any disbursement of the Loan which has not then been made. Notwithstanding any other provision in this Agreement, if any other Event of Default shall occur, the Lender shall have no further obligation to make any disbursement of the Loan which has not then been made and may declare, at any time after the occurrence of an Event of Default, the Note and all other Obligations to be due and payable, whereupon the Note and all other Obligations shall immediately become due and payable, all as so declared by the Lender and without presentment, demand, protest or other notice of any kind. Any such declaration made pursuant to this Section 7.2 may be rescinded by the Lender.

                                   ARTICLE 8

                 Representations and Warranties of the Lender
                 --------------------------------------------

     The Lender makes the following representations and warranties to the
Borrower:

     8.1  Due Organization.  The Lender is a corporation duly organized, validly
          ----------------
existing and in good standing under the laws of the State of Indiana.

     8.2  Requisite Power.  The Lender has all requisite corporate or other
          ---------------
legal power and all governmental licenses, permits, authorizations, consents and approvals necessary to enter into and perform its obligations under this Agreement.

     8.3  Authorization.  All corporate action on the part of the Lender and its
          -------------
directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Loan Documents has been duly taken and is in full force and effect.

     8.4  Officer Authorization. Each authorized officer of the Lender executing
          ---------------------
this Agreement or any of the other Loan Documents is (as of the date of such execution) duly and properly in office and fully authorized to execute and deliver the same.

     8.5  Binding Nature.  This Agreement is a legal, valid and binding
          --------------
obligation of the Lender, and in full force and effect and enforceable in accordance with its terms, except for the effect of applicable laws regarding bankruptcy or insolvency or similar laws affecting creditors' rights generally and by general principles of equity relating to enforceability.

     8.6  No Conflict.  Neither the execution nor delivery of this Agreement or
          -----------
any of the other Loan Documents nor fulfillment of nor compliance with the terms and provisions hereof or thereof will (a) conflict with or result in a breach of any material Governmental Requirement, or of any material agreement or instrument binding upon the Lender, or conflict with or result in a breach of any provision of the articles of incorporation or by-laws of the Lender. No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required to be obtained or made by the Lender, for the due execution, delivery and performance by the Lender of this Agreement or any of the other Loan Documents or for the validity or enforceability thereof.


                                   ARTICLE 9

                                 Miscellaneous
                                 -------------

     9.1  Successors and Assigns and Sale of Interests.  The terms and
          --------------------------------------------
provisions of this Agreement shall be binding upon, and, subject to the provisions of this Section 9.1, the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that the
                                                    --------  -------
Borrower shall not assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the Lender, and the Lender shall not delegate its obligations or duties hereunder without the prior written consent of the Borrower.

     9.2  No Implied Waiver.  No delay or omission to exercise any right, power
          -----------------
or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement or under any of the other Loan Documents shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default occurring thereafter, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring theretofore or thereafter.

     9.3  Amendments and Waivers.  No amendment or waiver of any provision of
          ----------------------
this Agreement or any other Loan Document and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender, and then any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

     9.4  Remedies Cumulative.  All rights and remedies, either under this
          -------------------
Agreement, by law or otherwise afforded to the Lender shall be cumulative and not exclusive, and any single or partial exercise of any power or right hereunder or thereunder does not preclude other or further exercise thereof, or the exercise of any other power or right. In no event shall either party hereto be liable for consequential damages for breach hereof, even if foreseeable.

     9.5  Severability.  Any provision of this Agreement, the Note or any of the
          ------------
other Loan Documents which is prohibited or unenforceable in any jurisdiction, shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement, the Note and the other Loan Documents shall remain valid.

     9.6  Costs, Expenses and Attorneys' Fees. Each party shall pay all of its
          -----------------------------------
fees and expenses associated with the negotiation, preparation, execution and closing of this Agreement and the first disbursement of the Loan, including, but not limited to, reasonable attorneys' fees and expenses. The Borrower shall pay all costs and expenses, including, but not limited to, reasonable attorneys' fees and expenses (including the allocated cost of in-house counsel), expended or incurred by the Lender in collecting any sum which becomes due under the Note or under this Agreement, any of the other Loan documents, or in the protection, perfection, preservation and enforcement of any and all rights of the Lender in connection with the Loan Documents including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding. This obligation on the part of the Borrower shall survive the expiration or termination of this Agreement, without occurrence of the Closing Date and shall survive repayment of the Loan in full.

     9.7  General Indemnification. The Borrower shall indemnify and hold the
          -----------------------
Lender and each of its directors, officers, employees, affiliates, attorneys and agents (collectively referred to herein as the "Lender Indemnitees") harmless
                                                ------------------
from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation, any expenses (including attorneys' fees and the allocated cost of in-house counsel) incurred by any such Lender Indemnitee in connection with any investigation in connection with any such matter, whether or not any such Lender Indemnitee shall be designated a party thereto) which may be imposed on, incurred by or asserted against such Lender Indemnities by any Person other than the Lender with which such Lender Indemnitee is affiliated (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement and any other Loan Documents, or any act, event or transaction related or attendant thereto; the making of the Loan hereunder, the management of the Loan (including any liability under federal, state or local Environmental Laws or regulations), the use or intended use of the proceeds of the Loan (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall have no
 -------------------    --------  -------
obligation to any Lender Indemnitee under this Section 9.7 with respect to Indemnified Matters to the extent such Indemnified Matters were caused by or resulted from the gross negligence or willful misconduct of a Lender Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute to the payment and satisfaction of all Indemnified Matters incurred by the Lender Indemnities the maximum portion which the Borrower is permitted to pay and satisfy under applicable law. This indemnification shall survive repayment by the Borrower of the Loan made under this Agreement, and the termination of this Agreement without occurrence of the Closing Date.

     9.8  Confidentiality. Lender agrees that all information furnished to
          ---------------
Lender by Borrower pursuant to this Agreement will be held under the Lender's obligations pursuant to that certain Confidentiality Agreement by and between Lender and Borrower (the "Confidentiality Agreement"). Borrower agrees that,
                          -------------------------
notwithstanding the terms of said Confidentiality Agreement, all such information may be used by Lender in connection with this Agreement and that Lender need not comply with the provisions of the third-to-last paragraph of the Confidentiality Agreement until all Obligations hereunder have been paid or otherwise satisfied in full and the Lender has no further obligation to make the Loan.

     9.9  Notices. Any notice which the Borrower or the Lender may be required
          -------
or may desire to give to the other party under any provision of this Agreement shall be in writing by electronic facsimile transmission and shall be deemed to have been given or made when transmitted to the Lender or the Borrower as follows:

     To the Borrower:  InControl, Inc.
                       6675 185th Avenue
                       Redmond, Washington  98052-6734
                       Attention:  Chief Executive Officer
                       Facsimile:  (425) 861-9301

     with a copy to:   Perkins Coie LLP
                       1201 Third Avenue, 40th Floor
                       Seattle, Washington  98101-3099
                       Attention: Stephen M. Graham, Esq.
                                  Alan C. Smith, Esq.
                       Facsimile: (206) 583-8500

     To the Lender:    Guidant Corporation
                       111 Monument Circle, 29th Floor
                       Indianapolis, IN 46204-5129
                       Attention: Treasurer
                       Facsimile: (317) 971-2050

     with a copy to:   Dewey Ballantine LLP
                       1301 Avenue of the Americas
                       New York, NY 10019
                       Attention:  Bernard E. Kury, Esq.
                                   Jonathan L. Freedman, Esq.
                       Facsimile:  (212) 259-6333

Any party may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties.

     9.10 Entire Agreement. This Agreement, together with the exhibits to this
          ----------------
Agreement, all of the other Loan Documents and the Merger Agreement, is intended by the Borrower and the Lender as a final expression of their agreement and, together with all of the other Loan Documents and the Merger Agreement, is intended as a complete statement of the terms and conditions of their agreement. This Agreement, the other Loan Documents and the Merger Agreement contain all of the agreements and understandings between the Borrower and the Lender concerning the Loan and the other transactions contemplated hereby.

     9.11  Governing Law and Consent to Jurisdiction. The validity, construction
           -----------------------------------------
and effect of this Agreement, the Note and all of the other Loan Documents shall be governed by the laws of the State of Washington, without regard to its laws regarding choice of applicable law. All judicial proceedings brought against the Borrower with respect to this Agreement, the Note or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction in the State of Indiana, and the Borrower accepts for itself and its assets and properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. The Borrower waives, to the fullest extent permitted by applicable law, any objection (including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall limit the right of Lender to bring proceedings against the Borrower in the court of any other jurisdiction. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER WAIVES COMPLETELY ANY RIGHT WHICH IT MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

     9.12  Publicity. Neither party may disclose the existence or content of
           ---------
this Agreement without the prior written consent of the other party, unless such disclosure is in the judgment of the disclosing party reasonably necessary to comply with applicable law or the rules of any stock exchange. Each party shall have the opportunity to review and approve any press releases with respect to this Agreement and/or the transaction contemplated hereunder prior to disclosure. In the case of any disclosure required by law or the rules of any stock exchange, the parties shall consult with each other for the purpose of limiting disclosure to such matters as are required by law or the rules of any stock exchange.

     9.13  Counterparts. This Agreement may be executed in any number of
           ------------
counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     9.14  Headings. Captions, headings and the table of contents in this
           --------
Agreement are for convenience only, and are not to be deemed part of this Agreement.

                           [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by its duly authorized officers as of the date and year first above written.


                                    INCONTROL, INC.


                                    By:  /s/ Kurt C. Wheeler
                                         ---------------------------
                                         Kurt C. Wheeler
                                         Chairman of the Board,
                                         President and CEO

                                    GUIDANT CORPORATION


                                    By:  /s/ Ronald W. Dollens
                                         ---------------------------
                                         Ronald W. Dollens
                                         President and CEO

                       [Exhibits Intentionally Omitted]